Exhibit 23.4

Consent to be Named as a Director Nominee

The Howard Hughes Corporation will file a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of The Howard Hughes Corporation in the Registration Statement and any and all amendments and supplements thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 21, 2010	/s/ William A. Ackman
WILLIAM A. ACKMAN